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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post Effective Amendment No. 7 to the registration statement on Form N1-A ("Registration Statement") of our report dated August 23, 2000, relating to the financial statements and financial highlights which appears in the June 30, 2000 Annual Report to Shareholders of SA Fixed Income Fund, SA U.S. Market Fund, U.S. HBtM Fund, U.S. Small Company Fund, SA International HbtM Fund, and SA International Small Company Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
San Francisco, California
October 16, 2000